EXHIBIT 10.14

FEDERAL HOME LOAN BANK OF SAN FRANCISCO

CORPORATE OFFICER SEVERANCE POLICY

Restated: February 22, 2008

CORPORATE OFFICER SEVERANCE POLICY1

ESTABLISHMENT

The Federal Home Loan Bank of San Francisco (the “Bank”), pursuant to the powers granted it under 12 U.S.C. Section 1432, established on January 25, 1996 a severance policy, which has been subsequently restated from time to time, for eligible Corporate Officers (the “Corporate Officer Severance Policy” or “Policy”). The Policy is restated effective February 22, 2008, as provided herein.

AMENDMENT AND TERMINATION

The Bank reserves the right to amend, add, modify, or terminate the Corporate Officer Severance Policy, in whole or in part, at any time it deems appropriate. Notwithstanding the foregoing, any amendments, additions, modifications or terminations of this Policy shall be effective only to the extent such amendments, additions, modifications or terminations are permitted by Applicable Law.

Adoption of this Corporate Officer Severance Policy by the Bank is not to be construed as a contract between the Bank and any of its Corporate Officers nor is it intended to create any absolute right, vested or otherwise, to any severance benefit for any Corporate Officer.

POLICY

The purpose of the Corporate Officer Severance Policy is to help provide protection from loss of income due to unemployment while an eligible Corporate Officer seeks other employment. Due to changing economic and business conditions, most organizations must continually evaluate their operations and be prepared to make changes in the structure of their work forces. Similarly, the Bank’s changing business environment may require it to restructure, modify or eliminate jobs, and reduce staff from time to time. Should this happen, affected Corporate Officers will be notified and, if eligible under the guidelines listed below, paid a severance benefit upon signing a Separation Agreement and Release.

This Corporate Officer Severance Policy sets forth and describes the options, benefits, and severance pay that may be provided to eligible Corporate Officers. The application of the provisions contained in this policy shall be made on a nondiscriminatory basis without regard to race, religion, color, sex, age, marital status, ancestry, national origin, or handicap, or any other basis prohibited by law.

This policy is not intended for application in any situations in which the Bank continues to offer employment to affected Corporate Officers, or in any situation in which the Corporate Officer does not suffer loss of employment.

ELIGIBILITY

A full-time or part-time Corporate Officer may be eligible for severance pay under the Policy, provided, the Corporate Officer is on the official payroll of the Bank upon the Effective Date of Separation.

[1]	For purposes of this Corporate Officer Severance Policy, a “Corporate Officer” is defined as an officer at the level of Vice President or above.

The Corporate Officer shall receive severance pay upon an involuntary Separation from Service from the Bank due to:

(a)	elimination of an individual job or position;

(b)	elimination of one or more jobs or positions as a result of a reduction in staff or department reorganization; or

(c)	substantial job modification resulting in the incumbent Corporate Officer being, in the judgment of the Bank, unqualified for or unable to perform the revised job.

In all situations in which the Bank gives the Corporate Officer more than one week notice of eligibility, the Bank may condition that Corporate Officer’s eligibility upon his/her remaining on the job until the date the Separation from Service becomes effective, as specified by the Bank.

A Corporate Officer is not eligible for severance pay under this Policy in any event other than (a) through (c), above, and in particular if he or she:

(a)	voluntarily terminates employment with the Bank for any reason prior to the Effective Date of Separation set by the Bank;

(b)	is terminated for any reason other than job elimination, reduction in staff, department reorganization, or job modification as described above;

(c)	is terminated due to the Corporate Officer’s death or for cause (including, without limitation, gross misconduct or dereliction of duty) or for failure to meet performance goals or objectives as determined by the Bank;

(d)	retires from the Bank under conditions not involving job elimination, reduction in staff, department reorganization or job modification as described above;

(e)	accepts any job with another employer who acquired any of the assets or operations of the Bank or with an outsourcing supplier (an outsourcing supplier is defined as an entity to whom the Bank outsources a function performed by the Corporate Officer where the Bank agrees with such entity in the outsourcing agreement that it will offer jobs to current Corporate Officers performing that function for the Bank);

(f)	is on a leave of absence at the time of the job elimination/staff reduction and does not return to work at the end of the approved leave period; or

(g)	refuses an equivalent job offer, either within the Bank or with another employer who acquired any of the assets or operations of the Bank (an equivalent job offer is defined as a job offer for a position with a comparable level of responsibility, skill and knowledge requirements and pay).

For purposes of this Policy, a “Separation from Service” means termination of a Corporate Officer’s employment as a common-law employee of the Bank or period of service as an elected, non-employee member of the board of directors of the Bank, as applicable.

A Separation from Service will not be deemed to have occurred if a Corporate Officer continues to provide services to the Bank at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full years of employment with the Bank (or if employed by the Bank less than three years, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Corporate Officer’s service with the Bank is reduced to an annual rate that is less than twenty percent of the services rendered, on average, during the immediately preceding three full years of employment with the Bank (or if employed by the Bank less than three years, such lesser period).

In addition to the foregoing, a Separation from Service will not be deemed to have occurred while a Corporate Officer is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Corporate Officer’s right to reemployment with the Bank is provided either by statute or contract. If the period of leave exceeds six months and the Corporate Officer’s right to reemployment is not provided either by statute or contract, then the Corporate Officer is deemed to have Separated from Service on the first day immediately following such six-month period.

The effective date of the Separation from Service is the Corporate Officer’s last day of employment as a common law employee with the Bank as described in this section (the “Effective Date of Separation”). Any payments received after the Effective Date of Separation are considered severance pay and not salary.

SEVERANCE PAY

At the Bank’s discretion, the Bank may either give the Corporate Officer one week notice of a Separation from Service and eligibility for severance, or pay the Corporate Officer one week of base salary in lieu of notice. The Corporate Officer will be paid his/her final week of base salary or one week of base salary in lieu of notice, (as applicable) on the Effective Date of Separation.

Upon the Bank’s receipt of an executed Separation Agreement and Release which has become irrevocable in accordance with its terms and Applicable Law (but in any event not earlier than the Effective Date of Separation), the Corporate Officer will receive severance pay in a lump sum equal to the greater of: (a) twelve weeks of his/her base salary, or (b) the sum of (i) three weeks of his/her base salary, plus (ii) three weeks of his/her base salary for each full year of service at the Bank, and (iii) three weeks of his/her base salary prorated for each partial year of service. Notwithstanding the foregoing, the total severance pay for any Corporate Officer (excluding the one week notice pay or pay in lieu of notice) shall not exceed twelve months base salary; provided, however, that such severance pay shall not be paid later than 2-1/2 months after the end of the calendar year in which the Effective Date of Separation occurs.

Severance pay is subject to federal and state tax deductions and any other withholdings required by law.

RETENTION PAY

Retention pay may be provided within the Bank’s discretion to specified Corporate Officers for specific assignments. The time at which the retention payment is made shall be governed by the individual agreement between the specified Corporate Officer and the Bank (the “Retention Agreement”). Any retention pay provided by the Bank generally will not exceed 30% of the Corporate Officer’s regular earnings during the specified retention period, and shall be payable at the time and in the form as set forth in the Retention Agreement.

If the Corporate Officer is eligible to receive retention pay under this Policy, he/she will receive such payment from the Bank upon the Bank’s receipt of an Separation Agreement and Release which has become irrevocable in accordance with its terms, Applicable Law and the Retention Agreement.

Retention pay is subject to federal and state tax deductions and any other withholdings required by law.

SEPARATION AGREEMENT AND RELEASE

Upon a Separation from Service, the Corporate Officer must execute an agreement acknowledging the Separation from Service with the Bank which includes an outline of the severance pay, retention pay (if applicable) and benefits package available to the Corporate Officer, and a general waiver by the Corporate Officer of any claims against the Bank in order to be eligible to receive any benefits or payments under this Policy (the “Separation Agreement and Release”). The Corporate Officer will have a specified period of time of at least one week (the “Specified Period”) within which to sign and return an executed version of the Separation Agreement and Release.

If a Corporate Officer signs the Separation Agreement and Release after the Specified Period has expired, the Corporate Officer will receive two weeks of base salary for each full year of service, not to exceed twelve months, upon signing the Separation Agreement and Release.

If a Corporate Officer is unwilling to sign the Separation Agreement and Release within one month after receipt, the Corporate Officer will not receive severance pay. In such a case, the Human Resources Department of the Bank should be notified so that any problem the Corporate Officer perceives can be discussed and, if possible, resolved.

BENEFITS

Group health and life insurance benefits will continue for one additional month after the end of the month in which the Effective Date of Separation occurs. Under the terms of the Bank’s group health and benefit plan, the Corporate Officer may request a continuation of coverage through conversion to an individual policy (i.e., group health, life, and dependent life insurance). Voluntary accident insurance coverage terminates at the end of the month in which the termination date occurred. All other benefits that the Corporate Officer received from the Bank during his/her employment will cease on the Effective Date of Separation.

Payment for accrued and unused vacation and holiday balances will be paid in a lump sum payment on the Effective Date of Separation and is subject to federal and state tax deductions and any other withholdings required by law.

Tuition assistance approved and paid by the Bank prior to the Effective Date of Separation need not be repaid to the Bank in the event the Corporate Officer receives severance pay under this Policy.

OUTPLACEMENT ASSISTANCE

Upon a Separation from Service, the Bank may, in its sole discretion, provide to former Corporate Officers, outplacement assistance which shall include job search assistance and counseling services (the “Outplacement Assistance”). Corporate Officers may elect not to accept these services, if offered, but the Bank will not pay cash in lieu of Outplacement Assistance. In the event the Corporate Officer is receiving the Outplacement Assistance, such benefit shall terminate on the earlier of (a) the one year anniversary of the Effective Date of Separation and (b) the Corporate Officer’s acceptance of an equivalent job offer for a position that has a comparable level of responsibility, skill and knowledge requirement and salary.

ADMINISTRATION

This Policy shall be administered by the Senior Vice President, Human Resources of the Bank (the “Administrator”). Interpretation and construction by the Bank of any provisions of the Policy shall be final. The Bank may amend or rescind all or any part or parts of this Policy at any time, and shall make at its sole discretion any and all determinations necessary for its administration. Without limiting the generality of the foregoing, the Bank shall have the authority to determine eligibility for benefits and severance amounts.

Any exception to this Policy must be approved by the Bank President.

EMPLOYMENT RIGHTS

Nothing in this Policy is to be construed as a promise, implied or otherwise, of continued employment with the Bank, or any right to continue in any position or duties. Bank management reserves the right to make any employment decision, at any time, deemed to be in the best interest of the Bank, and employment with the Bank may be terminated at any time, and for any reason.

CLAIMS PROCEDURES

The Corporate Officer may make a request for any Policy benefits to which the Corporate Officer believes he/she is entitled. Any such request should be in writing and should be made to the Administrator at the address below:

Senior Vice President, Human Resources

Federal Home Loan Bank of San Francisco

600 California Street

San Francisco, CA 94108

A Corporate Officer’s request for Policy benefits will be considered a claim for Policy benefits, and it will be subject to a full and fair review. If the claim is wholly or partially denied, the Administrator will furnish the Corporate Officer with a written notice of such denial. This written notice must be provided to the Corporate Officer within a reasonable period of time (generally 90 days) after the receipt of the claim by the Administrator. The written notice must contain the following information:

1.	the specific reason or reasons for the denial;

2.	specific reference to those Policy provisions on which the denial is based;

3.	a description of any additional information or material necessary to correct the claim and an explanation of why such material or information is necessary; and

4.	appropriate information as to the steps to be taken if the Corporate Officer wishes to submit the claim for review.

If notice of the denial of a claim is not furnished to the Administrator in accordance with the above procedures within a reasonable period of time, the claim will be deemed denied. The Corporate Officer will then be permitted to proceed to the review stage.

If the claim has been denied or deemed denied, and the Corporate Officer desires to submit the claim for review, the Corporate Officer must follow the Claims Review Procedure below.

A Corporate Officer may file a claim in writing with the Administrator upon a denial of a claim benefits.

THE CORPORATE OFFICER MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 60 DAYS AFTER HE/SHE HAS RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF HIS/HER CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF THE CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF THE CLAIM.

The Corporate Officer may review all pertinent documents relating to the denial of the claim and submit any issues and comments, in writing, to the Administrator, using the same address as listed above.

The Corporate Officer’s claim for review must be given a full and fair review. If the claim is denied, the Administrator must provide the Corporate Officer with written notice of this denial within 60 days after the Administrator’s receipt of the written claim for review. The 60-day period may be extended when there are special circumstances that are communicated to the Corporate Officer in writing prior to the end of the 60-day period. If there is an extension, a decision will be made as soon as possible, but not later than 120 days after receipt by the Administrator of the claim for review.

The Administrator’s decision on the claim for review will be communicated to the Corporate Officer in writing and will include specific references to the pertinent Policy provisions on which the decision was based.

If the Administrator’s decision on review is not furnished to the Corporate Officer within the time limitations described above, the claim will be deemed denied on review.

If benefits are provided or administered by an insurance company, insurance service, or other similar organization which is subject to regulation under the insurance laws, the claims procedure relating to those benefits may provide for review. If so, that company, service, or organization will be the entity to which claims are addressed. The Corporate Officer may contact the Administrator with respect to any questions regarding the proper person or entity to address claims.

If a Corporate Officer has a claim for benefits which is denied or ignored, in whole or in part, the Corporate Officer may file suit in a state or federal court.

APPLICABLE LAWS

The Policy shall be governed by, and construed according to, the laws of the United States.